Exhibit 10.3

CONSENT AND FIFTH AMENDMENT TO NOTE PURCHASE AGREEMENTS

THIS CONSENT AND FIFTH AMENDMENT TO NOTE PURCHASE AGREEMENTS, dated as of the 11th day of August, 2008 (this “Amendment”), is made by and between Culp, Inc., a North Carolina corporation (the “Company”), and the holders of Notes (as defined in the Note Purchase Agreements referred to below) set forth on the signature pages hereto (the “Noteholders”).

RECITALS

A.        The Company and certain financial institutions or entities have heretofore entered into separate and several Note Purchase Agreements, each dated as of March 4, 1998, as amended by that certain First Amendment to Note Purchase Agreements, dated as of January 31, 2002, that certain Second Amendment to Note Purchase Agreements, dated as of December 6, 2006, that certain Third Amendment to Note Purchase Agreements, dated as of April 17, 2007, and that certain Fourth Amendment to Note Purchase Agreements, dated as of February 19, 2008 (collectively, the “Note Purchase Agreements”), pursuant to which the Company has issued its $20,000,000 8.80% Series A Senior Notes due March 15, 2008 collectively (the “Series A Notes”) and its $55,000,000 8.80% Series B Senior Notes due March 15, 2010 (collectively, the “Series B Notes”, and together with the Series A Notes, the “Notes”).  The Series A Notes matured on March 15, 2008, were repaid in full and are no longer outstanding.  Capitalized terms used herein without definition shall have the meanings given to them in the Note Purchase Agreements.

B.        The Company has requested that the Noteholders consent to the Company’s purchase of certain assets and the assumption of certain liabilities of Bodet & Horst USA, L.P., a New York limited partnership, which assets and liabilities relate to the seller’s business of the manufacture and sale of running meters of certain textiles, in the United States, Canada and Mexico (the “B&H Acquisition”) and, in consideration for such consent, the Company has offered to amend the Note Purchase Agreements as set forth herein.

C.        The Noteholders have agreed to grant such consent and effect such amendments upon the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

The parties hereto agree as follows:

          1. Consent.  Notwithstanding the terms of Section 10.10 of the Note Purchase Agreements, the Noteholders hereby consent to the B&H Acquisition; provided that (a) such sale occurs on or prior to August 22, 2008 and (b) the gross sales price paid in respect thereof does not exceed $11,500,000.  The foregoing consent shall extend only to the matters expressly set forth above and not to any other provisions of the Note Purchase Agreements, all of which shall, except as hereinafter expressly provided, remain in full force and effect.

          2. Incorporation of Additional Financial Covenants.  In consideration of the Consent provided by the Noteholders pursuant to Section 1 hereof, the Company agrees that the following financial covenants (including, solely for purposes of such financial covenants, the defined terms used therein), which are forth in that certain Note Purchase Agreement, dated as of August 11, 2008, between the Company, United of Omaha Life Insurance Company and the other Purchaser named in Schedule A thereto (the “2008 Note Purchase Agreement”), as in effect on the date of this Amendment, are hereby incorporated by reference as if set forth in full in the Note Purchase Agreements.  Failure of the Company to comply with any of the incorporated covenants shall constitute an Event of Default under Section 11(c) of the Note Purchase Agreements.

SECTION OF 2008 NOTE PURCHASE AGREEMENT	COVENANT

Section 10.2(a)	Ratio of Consolidated Total Debt to Consolidated EBITDA

Section 10.2(b)	Ratio of Consolidated EBITDAR to Consolidated Fixed Charges

For purposes of clarity, (a) the foregoing covenants are in addition to, and do not amend or modify, the covenants, related definitions and agreements of the Company contained in the Note Purchase Agreements as in effect immediately prior to the effectiveness of this Amendment and (b) no amendment or other modification of the above referenced Sections 10.2(a) and 10.2(b) of the 2008 Note Purchase Agreement shall constitute an amendment to the Note Purchase Agreements unless expressly agreed to in writing by the Required Holders.

          3. Amendment to Section 9.  Section 9 of each of the Note Purchase Agreements is amended by adding the following as new Section 9.7:

Section 9.7.        Guaranty by Subsidiaries.  The Company will cause each Subsidiary which becomes a borrower or a guarantor in respect of Indebtedness of the Company outstanding under any facility or agreement in respect of which senior Indebtedness of the Company may be outstanding (including, without limitation, the Credit Agreement and that certain Note Purchase Agreement, dated as of August 11, 2008, between the Company and the Purchasers named in Schedule A thereto and any replacement of either thereof) to concurrently enter into a Subsidiary Guaranty, and within three Business Days thereafter will deliver to each of the holders of the Notes the following items:

                               (a) an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate; and

                               (b) such other documents, certificates, legal opinions and information as the Required Holders reasonably may require regarding such Subsidiary, the authorization of the transactions contemplated by such Subsidiary Guaranty and the enforceability of such Subsidiary Guaranty, including without limitation an Intercreditor Agreement.

          4. Amendment to Section 10.1.  Paragraph (a) of Section 10.1 of each of the Note Purchase Agreements is hereby deleted in its entirety and is replaced with the following:

(a)       Tangible Net Worth to be less than the sum of (a) $65,164,800, plus (b) an aggregate amount equal to 50% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter, beginning with the fiscal quarter ending August 3, 2008.

          5. Amendment to Section 10.7.  Section 10.7 of each of the Note Purchase Agreements is hereby deleted in its entirety and is replaced with the following:

Section 10.7.       Sale and Lease-Back.  The Company will not, and will not permit any Subsidiary to, enter into or permit to remain in effect any Sale and Leaseback Transaction with any Person.  Notwithstanding the foregoing, the Company may enter into a Sale and Leaseback Transaction relating to its corporate headquarters located in High Point, North Carolina; provided that (i) the sales price received by the Company in connection with such transaction is not less than $5,500,000, (ii) the proceeds of such sale (less reasonable expenses and taxes paid in connection therewith) are applied to the repayment of the Indebtedness secured by such corporate headquarters, and (iii) to the extent such transaction involves a Capital Lease, the Indebtedness incurred by the Company and attributable to such transaction (consisting of the aggregate Rentals to become due under the related lease, discounted from the respective due dates at the interest rate implicit in such Rentals and otherwise in accordance with GAAP) shall constitute Priority Debt and shall, at the time of such transaction and after giving effect thereto, be permitted within the limitations of Section 10.2(c) hereof; and provided, further, that the Company may seek in good faith the prior written consent of the Required Holders for a Sale and Leaseback Transaction relating to its corporate headquarters with a sales price of less than $5,500,000, it being understood that the manner in which the Company proposes to payoff all existing Indebtedness secured by such corporate headquarters must be acceptable to the Required Holders.

          6. Addition of New Section 10.12.  Section 10 of each of the Note Purchase Agreements is amended by adding the following as new Section 10.12:

Section 10.12.   Liens and Reserves.  The Company will not and will not permit and Subsidiary to (a) allow any Liens to exist on any of their respective properties securing the obligations of the Company or any Subsidiary under the Credit Agreement or (b) establish any liquidity reserves in connection with the Credit Agreement or otherwise.

          7. Amendment to Schedule B.  Schedule B is hereby amended by replacing the definitions of “Priority Debt” and “Tangible Net Worth” with the following:

“Priority Debt” means, without duplication, the sum of (i) all Indebtedness of the Company secured by any Lien with respect to any property owned by the Company or any of its Subsidiaries other than Liens permitted by paragraphs (a) through (k), both inclusive, of Section 10.3, (ii) all Indebtedness of Subsidiaries (except (x) Indebtedness held by the Company or a Wholly-Owned Subsidiary and (y) Guaranties and joint obligations of a Subsidiary with respect to Indebtedness of the Company, provided that such Subsidiary has delivered to the holders of the Notes a Subsidiary Guaranty and the other documents required by Section 9.7(b)), and (iii) Indebtedness described in clause (iii) of Section 10.7 attributable to a Sale and Leaseback Transaction involving the Company’s corporate headquarters.

“Tangible Net Worth” means, at any time, Adjusted Consolidated Net Worth, less the amount of any intangible items as determined in accordance with GAAP, at such time.

          8. New Definitions.  The following defined terms and definitions are herby inserted in appropriate alphabetical order in Schedule B to each of the Note Purchase Agreements:

“Adjusted Consolidated Net Worth” means, at any time,

                               (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding Redeemable Preferred Stock, treasury stock and capital stock subscribed but unissued) of the Company and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Company and its Subsidiaries, plus (iii) the amount equal to all Adjusted Restructuring Charges for all completed fiscal quarters, commencing with the fiscal quarter ended August 3, 2008, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Subsidiaries as prepared in accordance with GAAP, minus

                               (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Adjusted Restructuring Charges” means, collectively, (a) from and after the effective date of the Consent and Fifth Amendment to this Agreement dated as of August 11, 2008, through the term of this Agreement, (i) up to $1,000,000 in the aggregate in cash restructuring expenses and restructuring-related costs, and (ii) all non-cash restructuring expenses and restructuring-related costs, and (b) non-cash write-downs of deferred tax assets of the Company accounted for as “valuation allowances”, in each case, as such amounts would be shown on consolidated financial statements of the Company and its Subsidiaries as prepared in accordance with GAAP.  For purposes of clarity, it is understood and agreed that restructuring expenses and restructuring-related costs, as such terms are used in this definition, are expenses and costs related solely to the disposal of plants and other tangible assets of the Company and its Subsidiaries or the reduction in the work force or layoffs and not to the write-off or write-down of assets, impaired or otherwise.

“Intercreditor Agreement” means an agreement, in form and substance reasonably satisfactory to the Required Holders, among the holders of the Notes and each creditor of the Company to which a Subsidiary is then becoming obligated as a co-borrower or guarantor giving rise the requirements of Section 9.7, providing that payments received from any such Subsidiary following agreed upon enforcement events shall be shared on an equal and ratable basis.

“Subsidiary Guaranty” means any Guaranty of the obligations of the Company under this Agreement executed by a Subsidiary of the Company in connection with the requirements of Section 9.7 or otherwise, in form and substance reasonably satisfactory to the Required Holders, as the same has been and may be amended, restated, replaced or otherwise modified from time to time.

          9. Conditions to Effectiveness of this Amendment.  Notwithstanding any other provisions of this Amendment and without affecting in any manner the rights of the Noteholders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received each of the following:

(a)       executed counterparts to this Amendment from the Company and Noteholders constituting the Required Holders;

(b)       evidence satisfactory to the Noteholders of the consummation of the B&H Acquisition and the closing of the transaction under the 2008 Note Purchase Agreement;

(c)       a copy of the 2008 Note Purchase Agreement; and

(d)       a copy of the consent and waiver delivered under the Credit Agreement.

         10. Representations and Warranties.  To induce the Noteholders to enter into this Amendment, the Company represents and warrants to the Noteholders that:

(a)       the execution, delivery and performance by the Company of this Amendment and the consummation of the B&H Acquisition (i) are within its corporate power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) will not contravene, result in a breach of, or constitute any default under, or result in the creation of any Lien in any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or by which the Company or any Subsidiary or any of its respective properties may be bound or affected, or (iv) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary;

(b)       this Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(c)       after giving effect to this Amendment and to the consummation of the B&H Acquisition, the representations and warranties contained in Section 5 of each of the Note Purchase Agreements are true and correct in all material respects (except for any representations or warranties that speak only as of a specific earlier date), and no Default or Event of Default has occurred and is continuing as of the date hereof;

(d)       neither the Company nor any Person on behalf of the Company has agreed to, directly or indirectly, pay any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company as consideration for or as an inducement to the consent of any such creditor to the B&H Acquisition; and

(e)       attached hereto as Exhibit A is a true, correct and complete copy of the 2008 Note Purchase Agreement as in effect on the date hereof.

         11. Miscellaneous.

        11.1 Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed signature page to this Amendment by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart thereof.  This Amendment shall become effective on the date on which all conditions set forth in Section 2 above have been satisfied.

        11.2 Effect of Amendment.  From and after the Effective Date, all references in any Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to such Note Purchase Agreement shall mean and be a reference to such Note Purchase Agreement as amended by this Amendment.  This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of any Note Purchase Agreement except as expressly set forth herein.  Except as expressly amended hereby, the Note Purchase Agreements shall remain in full force and effect in accordance with their terms.

        11.3 Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding choice-of-law principles of such laws that would require the application of the laws of a jurisdiction other than the State of New York.

        11.4 Severability.  To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

        11.5 Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto and of all other holders of Notes (including, without limitation, any subsequent holder of a Note).

        11.6 Construction.  The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

       11.7. Legal Fees.  As required by Section 15 of the Note Purchase Agreements, the Company agrees to pay the fees and disbursements of the Noteholders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

CULP, INC.

By:	/s/ Kenneth R. Bowling
Name:	Kenneth R. Bowling
Title:	Vice President and Chief Financial Officer

Culp, Inc.
Consent and Fifth Amendment

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA INVESTMENTS, INC.

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, on behalf of one or more separate accounts

By:	CIGNA INVESTMENTS, INC.

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

CONNECTICUT GENERAL LIFE
INSURANCE COMPANY

By:	CIGNA INVESTMENTS, INC.

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

Culp, Inc.
Consent and Fifth Amendment

BEACHSIDE & CO.

By:	/s/ Lawrence Perreirn
Name:	Lawrence Perreirn
Title:	State Street Officer

MONY LIFE INSURANCE COMPANY

By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Senior Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Senior Vice President

Culp, Inc.
Consent and Fifth Amendment

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: Prudential Investment Management, Inc., as Investment Manager

By:	/s/ Jay White
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Jay White
Assistant Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay White
Vice President

Culp, Inc.
Consent and Fifth Amendment